UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2021

STONEMOR INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39172	80-0103152
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3331 Street Road, Suite 200 Bensalem, Pennsylvania	19020
(Address of principal executive offices)	(Zip Code)

(215) 826-2800

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	STON	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 11, 2021, StoneMor Inc. (the “Company”) issued $400.0 million aggregate principal amount of 8.500% Senior Secured Notes due 2029 (the “Notes”). The Notes were issued pursuant to an indenture (the “Indenture”), dated as of May 11, 2021, by and among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee and collateral agent (“Wilmington”). As discussed below, the Company intends to use the net proceeds from the offering to fund the redemption in full of approximately $338.1 million aggregate principal amount of its 2024 Notes (as defined below) together with an approximately $18.5 million prepayment premium and pay fees and expenses incurred in connection with the offering. Any remaining proceeds will be used for general corporate purposes, which may include acquisitions. Capitalized terms that are used in this description of the Indenture but not defined herein shall have the meaning assigned to such terms in the Indenture.

Interest; Maturity; Issue Price

Interest on the Notes will accrue at a rate of 8.5% per year, payable in cash semiannually, in arrears, on May 15 and November 15 of each year, beginning on November 15, 2021. The Notes mature on May 15, 2029. Subject to the covenants contained in the Indenture, the Company may, without the consent of the holders of the Notes, issue additional notes under the Indenture (“Additional Notes”) having the same terms in all respects as the Notes, which shall be treated with the Notes as a single class under the Indenture. The issue price of the Notes was 100%.

Redemption

The Notes will be redeemable at the Company’s option, in whole or in part, on and after May 15, 2024 at the redemption prices (expressed as percentages of principal amount) set forth below, plus any accrued and unpaid interest, if any, to, but excluding, the redemption date.

Redemption Period	Percentage
On or after May 15, 2024 and prior to May 15, 2025	104.250%
On or after May 15, 2025 and prior to May 15, 2026	102.125%
On or after May 15, 2026	100.000%

In addition, prior to May 15, 2024, the Company may utilize the net proceeds of one or more equity offerings to redeem up to 40% of the aggregate principal amount of the Notes originally issued under the Indenture, including any Additional Notes, at a redemption price of 108.500% of the principal amount of the Notes redeemed, plus any accrued and unpaid interest, if any, to, but excluding, the redemption date, provided that at least 50% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture remain outstanding following such redemption.

During each of the 12-month periods ending May 10, 2022, May 10, 2023 and May 10, 2024, respectively, the Company may redeem up to 10% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture at a redemption price equal to 103% of the principal amount of the Notes redeemed plus accrued and unpaid interest if any, to, but excluding, the redemption date.

Prior to May 15, 2024, the Notes are redeemable at the Company’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus an “applicable premium” (as defined in the Indenture) along with accrued and unpaid interest, if any, to, but excluding, the redemption date.

Upon the occurrence of a “change of control” (as defined in the Indenture), if the Company has not previously exercised its right to redeem all of the outstanding Notes pursuant to the optional redemption provisions as described above, the Company must offer to repurchase the Notes at a redemption price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Upon certain asset sales where the excess proceeds from all applicable asset sales exceed $10 million since the issue date of the Notes, the Company may be required in certain circumstances to make an offer to purchase the Notes with the excess proceeds from such an asset sale in excess of such $10 million threshold at a price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Guarantees and Collateral

The Company’s obligations under the Notes and the Indenture are jointly and severally guaranteed (the “Note Guarantees”) by each of the Company’s existing and future direct and indirect domestic subsidiaries, with certain exceptions, and will be guaranteed by each of the Company’s foreign subsidiaries that guarantees any future credit facility (each applicable foreign and domestic subsidiary, a “Guarantor” and collectively, the “Guarantors”). In connection with the Note Guarantees, the Company, the Guarantors and Wilmington entered into a Security Agreement, dated May 11, 2021 (the “Security Agreement”). Pursuant to the Indenture and the Security Agreement, the Company’s obligations under the Indenture and the Notes are secured by a lien and security interest (subject to permitted liens and security interests) in substantially all of the Company’s and the Guarantors’ existing and future property and assets, excluding certain assets which include, among others: (a) trust and other fiduciary accounts and amounts required to be deposited or held therein, (b) assets that may not be pledged as a matter of law or without governmental approvals, until such time such assets may be pledged without legal prohibition and (c) owned and leased real property that (i) may not be pledged as a matter of law or without the prior approval of any governmental authority or third person, (ii) is not operated or intended to be operated as a cemetery, crematory or funeral home or (iii) has a fair market value of less than $3.0 million.

The Notes are the Company’s senior secured obligations and the guarantees are the Guarantors’ senior secured obligations. The obligations of the Company and each Guarantor will:

•	rank equal in right of payment with all of the Company and each Guarantor’s existing and future senior indebtedness, including any borrowings under any future credit facility;

•	rank senior in right of payment to all of the Company’s and each Guarantor’s existing and future subordinated indebtedness;

•	be effectively senior to all of the Company’s and each Guarantor’s unsecured senior indebtedness to the extent of the value of the collateral securing the Notes and the Note Guarantees;

•

be contractually subordinated to the Company’s and each Guarantor’s obligations under any future credit facility permitted by the Indenture to the extent of the value of the collateral securing such credit facility and subject to the terms of any future intercreditor agreement; and

•	structurally subordinated to all indebtedness and other obligations of the Company’s existing and future subsidiaries that do not guarantee the Notes.

Covenants

The Indenture requires the Company and the Guarantors, as applicable, to comply with various affirmative covenants regarding, among other matters, delivery to Wilmington of financial statements and certain other information or reports filed with the Securities and Exchange Commission.

The Indenture requires the Company and the Guarantors, as applicable, to comply with certain covenants including, but not limited to, covenants that, subject to certain exceptions, limit the Company’s and Guarantors’ ability to: (i) incur additional indebtedness or issue disqualified capital stock; (ii) pay dividends, redeem subordinated debt or make other restricted payments; (iii) make certain investments; (iv) create or incur certain liens; (v) issue stock of subsidiaries; (vi) enter into certain transactions with affiliates; (vii) merge, consolidate or transfer substantially all of its respective assets; (viii) agree to dividend or other payment restrictions affecting the Restricted Subsidiaries; (ix) change the business it conducts; (x) withdraw any monies or other assets from, or make any investments of, its trust funds; and (xi) transfer or sell assets, including capital stock of a Restricted Subsidiary.

Events of Default

The Indenture contains customary events of default which could, subject to certain conditions, cause the Notes to become immediately due and payable, including, but not limited to defaults by the Company in the payment of the principal of any the Notes when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an offer to purchase by the Company) or in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days; failure to comply with certain repurchase obligations in the Indenture and certain covenants in the Indenture relating to mergers, consolidation or sales of assets; failure to comply with certain other covenants in the Indenture beyond the applicable cure period following notice by Wilmington or the holders of at least 30% in aggregate principal amount of the Notes then outstanding; failure to pay any debt within any applicable grace period after the final maturity or acceleration of such debt by the holders thereof because of a default, if the total amount of such debt unpaid or accelerated exceeds $20 million; failure to pay final judgments entered by a court or courts of competent jurisdiction aggregating $20 million or more (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed, for a period of 60 days; and certain events of bankruptcy or insolvency.

The description of the Indenture and the Notes contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Notes included therein, copies of which are filed hereto as Exhibits 4.1 and 4.2, respectively, and incorporated by reference in this Current Report on Form 8-K.

Item 1.02. Termination of a Material Agreement.

On April 23, 2021, StoneMor Partners L.P. and Cornerstone Family Services of West Virginia Subsidiary, Inc. (collectively, the “2024 Note Issuers”) delivered to Wilmington, as trustee under the indenture governing the 2024 Notes (the “2024 Trustee”), a notice of conditional redemption of all of the outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “2024 Notes”), pursuant to the Indenture, dated as of June 27, 2019 (the “2024 Indenture”), among the 2024 Note Issuers, the guarantors party thereto and the 2024 Trustee, which redemption was subject to conditions described therein, at the redemption price set forth in the 2024 Indenture. Substantially concurrently with the closing of the offering of the Notes, the 2024 Note Issuers irrevocably deposited with the 2024 Trustee from the net cash proceeds from the offering of the Notes an amount sufficient to fund the full redemption of the 2024 Notes on May 11, 2021. Upon deposit of such funds with the 2024 Trustee, the 2024 Indenture was satisfied and discharged in accordance with its terms. As a result of the satisfaction and discharge of the 2024 Indenture, the 2024 Note Issuers and the guarantors of the 2024 Notes, including the Company, have been released from their obligations with respect to the 2024 Indenture and the 2024 Notes, except with respect to those provisions of the 2024 Indenture that, by their terms, survive the satisfaction and discharge of the 2024 Indenture.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On May 11, 2021, the Company issued the Notes governed by the Indenture. The terms of the Notes and the Indenture are described in Item 1.01 above, which descriptions are incorporated in their entirety by reference herein.

Item 8.01. Other Events.

On May 11, 2021, the Company issued a press release announcing the completion of the Company’s previously announced offering of the Notes and the redemption of the 2024 Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of May 11, 2021, by and among StoneMor Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, including the form of 8.500% Senior Secured Notes due 2029.

4.2	Form of 8.500% Senior Secured Notes due 2029 (included in Exhibit 4.1 hereto).

4.3	Security Agreement, dated as of May 11, 2021, by and among StoneMor Inc., the guarantors named therein and Wilmington Trust, National Association, as collateral agent.

99.1	Press Release dated May 11, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2021	STONEMOR INC.

	By:	/s/ Jeffrey DiGiovanni
Jeffrey DiGiovanni
Senior Vice President and Chief Financial Officer